SECURITIES AND EXCHANGE COMMISSION

                   Washington, D.C. 20549

                          Form 8-K

                       CURRENT REPORT

 Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report:     September 30, 1998

              GLOBAL DIGITAL INFORMATION, INC.

Utah                                     91-179-3053
(State of incorporation) (IRS Employer Identification
Number)

0-22851 (Commission File Number)

455 Wards Corner Road, Loveland, OH 45140
          (Address of principal executive offices)

Registrants's telephone number, including area code:
                       (513) 831-6647

     10655 NE 4th Street, Suite 707, Bellevue, WA 98004
(Former name or former address, if changed from last report)

Item 5     Other Events

1.     NEW PRESIDENT APPOINTED

Global Digital Information announced on September 24, 1998, the successful conclusion of an extensive executive search campaign with the appointment of Mr. Newell Crane, BS, MBA, Ph.D., as President/CEO and Director for the Company, effective immediately.

Mr. Crane brings 29 years of experience in the medical field ranging from pharmaceuticals to clinical software. In 1969, Mr. Crane began his career with Searle Pharmaceuticals and spent the next 15 years in various positions of sales, management and special research joining the Pharmacy
Department at the University of Cincinnati.  In 1994, Mr.
Crane founded Del Crane Medical Corporation & Cold Jet, Inc.
The Cold Jet company is the world's largest manufacturer of specialized industrial carbon dioxide blasting and cleaning equipment with distribution in 20 countries. At the same time Mr. Crane founded Del Crane Medical, a company that provides billing services and medical supplies to patients in nursing homes. Del Crane has provided product, billing services and clinical software to over 1,000 nursing homes in the US. In 1994, Mr. Crane founded Masterpiece
Medical to provide clinical software to the physician marketplace.

2.     SHAREHOLDERS ELECT NEW BOARD OF DIRECTORS

At a special meeting of the company's shareholders held in Cincinnati, OH on August 19, 1998, a new Board of Directors was elected to serve until the next Annual Meeting.

William Perry, B.A., M.S., Ph.D.     Dr. Perry has been in
the medical and insurance fields for more than 20 years. He has been a primary consultant to the PIE Insurance Company in Ohio which provided over $1 billion dollars of covered malpractice insurance to more than 17,000 physicians. Dr. Perry is currently a consultant to the Governor of West Virginia where he provides medical/insurance information for the state's welfare and public programs. Dr. Perry has been a professor of education and is also currently in charge of a $200 million dollar resort development project near Bluefield, WV.

David D. Meunier     Serves as a Director and as Vice
President of Development, the Company's wholly-owned subsidiary. Mr. Meunier brings software design experience and business leadership qualities to the Company. Mr.
Meunier's background includes clinical observation reporting, medical legacy system integration, medical client/server application design, and database design, on a variety of operating systems. Mr. Meunier has managed design teams engineering systems for the University of Nebraska Medical Center and formerly worked as Vice- President for Reliable Services and President of Cascade
Computer Technologies. Mr. Meunier founded CaduSys Software in 1994.

Morris Gorelick     Mr. Gorelick brings over 50 years
experience in business and finance to Global Digital. After attending the University of Washington School of Pharmacology, Mr. Gorelick founded and continues to operate Thrifty Plumbing Supply of Seattle for over 40 years. Additionally, he is a co-founding financier in Starbucks, Triadd Software (document storage), Transwest Communications (telephone interconnection), Ultra Vection International (home electronics), and Medical Research and Marketing.

Newell Crane, B.S, M.B.A., Ph.D.     Dr. Crane brings 29
years of experience in the medical field ranging from pharmaceuticals to clinical software. In 1969, Dr. Crane began his career with Searle Pharmaceuticals. In 1983 while still with Searle Pharmaceuticals and as part of a drug research project, Dr. Crane joined the Pharmacy Department at the University of Cincinnati as assistant professor of
Pharmacy with responsibility for research grants and graduate studies at the Masters and Doctorate level for Business & Pharmacy. In 1984, Dr. Crane founded Del Crane
Medical Corporation & Cold Jet, Inc. The Cold Jet Company manufactures specialized industrial carbon dioxide blasting and cleaning equipment. Dr. Crane founded Del Crane
Medical, a company that provides billing services and medical supplies to patients in nursing homes. Del Crane has provided product, billing services and clinical software to over 1,000 nursing homes in the US. In 1994, Dr. Crane founded Masterpiece Medical to provide clinical software to the physician marketplace.

Dave Leytze, B.A., M.B.A.     Mr. Leytze has over 30 years
experience in the financial community dealing with investment and management of several significant organizations. Mr. Leytze lives in Camp Dennison, Ohio and has been a friend of the company since its inception.

3.     SHAREHOLDERS VOTE TO CHANGE STATE OF INCORPORATION
       NEVADA

The Board of Directors, with shareholder approval, voted to change the state of domicile of the corporation to Nevada from the current state of Utah.

The Board of Directors had considered a number of alternative states which would have been helpful to the Company as it progresses and grows. The Company believed that Nevada was the best location because it provides substantial flexibility for the Board as situations change in the future.
4.  ACQUISITION OF MASTERPIECE MEDICAL

The Board of Directors of Global Digital Information, Inc.
approved the acquisition of Masterpiece Medical, Inc., and Del Crane Medical, Inc. Masterpiece Medical and Del Crane
Medical are Ohio corporations with software programs and billing capability which compliment the CaduSys medical records program offered by the Company.

The Company intends to purchase all of the stock of Masterpiece Medical and Del Crane Medical for the issuance of shares of the Company. The acquisition will not be completed until approved by the Board of Directors of Masterpiece Medical. This transaction will be a non-taxable event and will not involve the payment of any cash by either the Company, Masterpiece Medical or Del Crane Medical.

The Company believes that the addition of the sales generated by Masterpiece Medical and Del Crane Medical combined with the anticipated sales of the CaduSys product, will produce significant sales and potential income for the Company in the years ahead. In addition, the management and technical personnel of Masterpiece Medical and Del Crane
Medical will be added to and complement the existing management and technical personnel of the Company. This increase in expertise will be of a substantial benefit to the Company, and the President of Masterpiece Medical, Newell Crane, will become the President of the Company.
Presently, Newell Crane is serving as interim President, pending approval of the purchase of Masterpiece Medical and Del Crane Medical.

Upon completion of the acquisition of Masterpiece Medical and Del Crane Medical, the company will submit either an additional 8-K filing or include such information in its quarterly report to the SEC.




                            Global Digital Information, Inc.

September 29, 1998          By:/s/ Newell Crane, President